UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 23, 2006


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

           550 Water Street Suite 937                         32202
            Jacksonville, FL
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)


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Item 1.03 Bankruptcy or receivership.

At the close of business on Friday January 20, 2006, the Company's wholly owned subsidiary, Gizmondo (Europe) Limited ("Gizmondo Europe") filed a High Court application for administration in the United Kingdom. The filing provides Gizmondo Europe with a moratorium in order to affect a financial restructuring of the business. The Gizmondo Europe will have a court hearing on 31 January 2006 to grant the administration order. During the interim period, Gizmondo Europe is immediately subject to protection of the Court and all enforcement actions of creditors are automatically stayed.

The Company intends to use funds from its recently announced $5 million bridge loan to reinvest in the business in the in UK and to restructure the overall debt of the European business. Gizmondo Europe Limited made a reduction in payroll of approximately 50% of monthly staff costs during the week prior to the court application to reduce overall operating expenses of the business and significantly improve its prospects for a successful turnaround.

Gizmondo Europe continues to trade as normal during this interim time period. The Company anticipates a similar action in Sweden for the game subsidiary of Gizmondo Europe and for the Company's Gizmondo Studios, Sweden AB subsidiary within the next few days.

The action does not affect any other subsidiary of the Company including its United States operations and sales under Gizmondo USA Inc. The Company will report shortly on the restructuring plans as they are approved and the status of the $50 million refinancing discussed on the Report on Form 8K dated 1-13-06.


Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

               None


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender       Chief Executive Officer        January 23, 2006
------------------------
    Michael W. Carrender